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                                                                    EXHIBIT 12.1



                                  EQUIFAX INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                       ($ in thousands, except ratio data)



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                                                                                                                         YTD
                                                                           YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                ------------------------------------------------------------------    -------------
                                                   1997          1998           1999          2000          2001          2002
                                                ---------      ---------      --------      --------      --------    -------------
Income from continuing operations before
     income taxes and accounting changes ....  $ 251,410       $230,841      $247,594      $249,370       $202,662      $230,080
Plus accounting change ......................     (3,237)            --            --            --             --            --

Income from continuing operations before
     income taxes ...........................    248,173        230,841       247,594       249,370        202,662       230,080
Add:
     Capitalized interest ...................         --             --            --         1,088             --            --
     Debt issuance costs & commitment fees ..        872          1,184         1,258         1,265          1,530         1,617
     Interest expense .......................     11,450         30,273        42,195        55,846         47,817        30,517
     Imputed interest on operating leases ...      8,181          9,423         9,480         8,627          7,316         4,593
                                               ---------       --------      --------      --------       --------      --------

Earnings, as adjusted .......................  $ 268,676       $271,721      $300,527      $316,196       $259,325      $266,807
                                               =========       ========      ========      ========       ========      ========

Fixed charges:
     Capitalized interest ...................  $      --       $     --      $     --      $  1,088       $     --      $     --
     Debt issuance costs & commitment fees ..        872          1,184         1,258         1,265          1,530         1,617
     Interest expense .......................     11,450         30,273        42,195        55,846         47,817        30,517
     Imputed interest on operating leases ...      8,181          9,423         9,480         8,627          7,316         4,593
                                               ---------       --------      --------      --------       --------      --------

Total fixed charges .........................  $  20,503       $ 40,880      $ 52,933      $ 66,826       $ 56,663      $ 36,727
                                               =========       ========      ========      ========       ========      ========


Ratio of earnings to fixed charges ..........       13.1            6.6           5.7           4.7            4.6           7.3
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